UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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BancFirst Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BancFirst Corporation

101 North Broadway

Oklahoma City, Oklahoma 73102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2003

To the Stockholders of BancFirst Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BancFirst Corporation (the “Company”) will be held at the BancFirst Corporation headquarters, Second Floor, 101 N. Broadway (the corner of Main Street and Broadway), Oklahoma City, Oklahoma, on May 22, 2003 at 9:00 a.m. for the following purposes:

1.	To elect five directors to serve until their successors are elected and have qualified;

2.	To ratify Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 2003.

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on April 15, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Annual Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any stockholder present at the Annual Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Annual Meeting.

By Order of the Board of Directors

Joe T. Shockley, Jr., Executive Vice President,

CFO and Secretary

Oklahoma City, Oklahoma

April 25, 2003

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BancFirst Corporation

101 North Broadway

Oklahoma City, Oklahoma 73102

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2003

This Proxy Statement is being furnished to the stockholders of BancFirst Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of such corporation for use at its Annual Meeting of Stockholders to be held May 22, 2003, and any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting dated April 25, 2003. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Company on or about April 25, 2003. THE SOLICITATION OF THE ACCOMPANYING PROXY IS MADE BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation, printing and mailing of this Proxy Statement and all proxy soliciting material which now accompany or may hereafter supplement it. The solicitation will be made by mail; however, proxies also may be solicited by personal interview, telephone and telegram by directors, officers or employees of the Company. The Company will also supply brokers or persons holding stock in their names or in the names of their nominees with the number of proxies, proxy material and annual reports as they may require for mailing to beneficial owners, and will reimburse them for their reasonable expenses in connection therewith.

The date of this Proxy Statement is April 25, 2003.

VOTING AND REVOCABILITY OF PROXIES

The close of business on April 15, 2003 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 7,808,552 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”). Each share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors.

Under the provisions of the Oklahoma General Corporation Act and the Company’s Bylaws, a majority of the shares of outstanding Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Except as may be specifically required by the Oklahoma General Corporation Act, the Company’s Certificate of Incorporation or its Bylaws, and other than the election of directors, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (a “Majority Vote”) shall be the act of the stockholders. For purposes of determining whether a proposal has received a Majority Vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. For purposes of determining whether a proposal has received a Majority Vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial holders of Common Stock who have not returned a proxy (so-called “broker non-votes”), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

Common shares represented by properly executed proxies, unless previously revoked, will be voted at the Annual Meeting of Stockholders in accordance with the instructions thereon. If no direction is indicated, such shares will be voted for approval of the matters submitted, and, in connection with any other business that properly may come before such special meeting, such shares shall be voted according to the discretion of the persons named as proxies.

Any holder of the Common Stock of the Company who executes a proxy has the continuing right to revoke the proxy at any time before it has been voted. Such right may be exercised (i) by delivering written notice of revocation, bearing a later date than the proxy card, to the corporate secretary of the Company; (ii) by delivering to such corporate secretary a duly executed proxy bearing a later date; or (iii) by attending the Annual Meeting and voting in person. Any holder of the Common Stock of the Company may appear and vote at the Annual Meeting, irrespective of whether he has previously given a proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

Unless otherwise indicated, the following table sets forth information as of April 15, 2003 with respect to any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, which is the Company’s only class of voting securities.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
David E. Rainbolt P.O. Box 26788 Oklahoma City, OK 73126	3,161,220	(1)	40.48%

BancFirst Corporation Employee Stock Ownership and Thrift Plan (the “ESOP”) P.O. Box 26883 Oklahoma City, OK 73126-0883	527,731	(2)	6.76%

Investors Trust Company P. O. Box 400 Duncan, OK 73534	666,921	(3)	8.54%

Wellington Management Company, LLP 75 State Street Boston, MA 02109-1809	411,900	(4)	5.27%

(1)	Shares shown as beneficially owned by David E. Rainbolt include 3,117,820 shares held by R. Banking Limited Partnership, a family partnership of which Mr. Rainbolt is the general partner, and 12,103 shares held by the ESOP and allocated to the account of Mr. Rainbolt.
(2)	Consists of 506,910 shares that are allocated to the accounts of participants who direct the ESOP trustee as to the voting of such shares, and 20,821 shares that are unallocated and are voted at the discretion of the trustee.
(3)	Investors Trust Company, an Oklahoma-chartered trust company, acts as trustee or co-trustee of various trusts which, in the aggregate, own 666,921 shares. T. H. McCasland, Jr. and John C. Hugon, directors of the Company, are stockholders of Investors Trust Company and serve on its Board of Directors. Any voting or disposition of the Company’s Common Stock by Investors Trust Company is determined by its board of directors. No attribution of beneficial ownership of shares included as beneficially owned by Investors Trust Company has been made separately to its board members or owners, all of whom disclaim beneficial ownership of shares in such capacities.
(4)	Wellington Management Company, LLP (“Wellington”) is an investment advisor that manages funds for mutual fund sponsors, tax-exempt investors and individual clients. The firm also manages the Hartford family of mutual funds. Wellington, in its capacity as investment advisor, is deemed to beneficially own the 411,900 shares which are held of record by clients of Wellington.

Because of his position with the Company and his equity ownership therein, David E. Rainbolt may be deemed to be a “parent” of the Company for purposes of the Securities Act of 1933 (the “Act”).

Management

As of April 15, 2003, the directors and executive officers of the Company as a group (33 persons, including David E. Rainbolt and certain executive officers of the Company’s wholly-owned subsidiary, BancFirst (“BancFirst” or the “Bank”)), beneficially owned 4,144,765 shares of the Company’s Common Stock (approximately 53.08% of the total shares outstanding at that date), excluding 115,625 shares represented by exercisable options. It is the intent of the directors and executive officers to vote these shares for the nominees to the Board of Directors, as set forth elsewhere in this Proxy Statement.

The following table sets forth the number of shares of Common Stock owned by (i) each director of the Company, (ii) each nominee for director, (iii) the executive officers listed in the Summary Compensation Table (each of whom is also a director) and (iv) all directors and executive officers of the Company as a group, together with the percentage of outstanding Common Stock owned by each.

	Amount of Beneficial Ownership		Percent of Class
Marion C. Bauman	3,750	(1)	0.05%
Dennis L. Brand	13,318	(2)	0.17%
C. L. Craig, Jr.	214,535	(3)	2.75%
William H. Crawford	175,129	(4)	2.24%
James R. Daniel	15,907	(5)	0.20%
K. Gordon Greer	13,480	(6)	0.17%
Robert A. Gregory	3,429	(7)	0.04%
John C. Hugon	50,067	(8)	0.64%
J. R. Hutchens, Jr.	63,750	(9)	0.82%
William O. Johnstone	5,870	(10)	0.08%
J. Ralph McCalmont	105,768	(11)	1.35%
T. H. McCasland, Jr.	156,288		2.00%
Melvin Moran	91,179	(12)	1.17%
Ronald J. Norick	1,550	(13)	0.02%
Paul B. Odom, Jr.	3,750	(14)	0.05%
David E. Ragland	5,508	(15)	0.07%
David E. Rainbolt	3,161,220	(16)	40.48%
H. E. Rainbolt	29,090	(17)	0.37%
Joe T. Shockley, Jr.	25,191	(18)	0.32%
All directors and executive officers as a group (33 persons)	4,260,390		53.76%

(1)	Shares are subject to options exercisable within 60 days after April 15, 2003.
(2)	Includes 2,818 shares held by the ESOP and 10,000 shares subject to options exercisable within 60 days after April 15, 2003.

(3)	Includes 195,859 shares deemed to be beneficially owned by Mr. Craig as a co-trustee of The Cleo L. Craig Grandchildren’s Trust and 3,750 shares subject to options exercisable within 60 days after April 15, 2003.
(4)	Includes 175,000 shares deemed to be beneficially owned by Mr. Crawford as managing partner of Crawford Family Investments Limited Partnership and 129 shares held by the ESOP.
(5)	Includes 607 shares held by the ESOP and 15,000 shares subject to options exercisable within 60 days after April 15, 2003.
(6)	Includes 1,060 shares held by the ESOP and 10,000 shares subject to options exercisable within 60 days after April 15, 2003.
(7)	Includes 3,288 shares held by the ESOP.
(8)	Includes 37,846 shares held by a trust of which Mr. Hugon’s wife is the beneficiary and 3,750 shares subject to options exercisable within 60 days after April 15, 2003.
(9)	Includes 30,000 shares held by a living trust for Mr. Hutchens’ wife and 3,750 shares subject to options exercisable within 60 days after April 15, 2003.
(10)	Includes 2,000 shares owned by a company that Mr. Johnstone controls, 120 shares held by the ESOP and 3,750 shares subject to options exercisable within 60 days after April 15, 2003.
(11)	Includes 102,018 shares held by the McCalmont Family LLC of which Mr. McCalmont is the manager and 3,750 shares subject to options exercisable within 60 days after April 15, 2003.
(12)	Includes 44,000 shares held directly by Mr. Moran’s wife and 3,750 shares subject to options exercisable within 60 days after April 15, 2003.
(13)	Includes 300 shares held by a partnership of which Mr. Norick is a general partner and 1,250 shares subject to options exercisable within 60 days after April 15, 2003.
(14)	Shares are subject to options exercisable within 60 days after April 15, 2003.
(15)	Includes 2,500 shares subject to options exercisable within 60 days after April 15, 2003.
(16)	Includes 3,117,820 shares held by R. Banking Limited Partnership, a family partnership of which Mr. Rainbolt is the general partner, and 12,103 shares held by the ESOP.
(17)	Shares are held by the ESOP.
(18)	Includes 1,491 shares held by the ESOP and 20,500 shares subject to options exercisable within 60 days after April 15, 2003.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Pursuant to provisions of the Company’s Certificate of Incorporation and Bylaws, the number of directors shall not be less than three nor more than 25; currently, the Board of Directors consists of 19 directors. The Company’s Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The Board of Directors has nominated James R. Daniel, Robert A. Gregory, T. H. McCasland, Jr., Paul B. Odom, Jr. and H. E. Rainbolt for election as Class II directors, with terms expiring at the Annual Meeting of Stockholders to be held in 2006, or until their successors are elected and qualified. All five nominees are incumbents whose current terms commenced upon their election by the stockholders of the Company on May 25, 2000. Proxies cannot be voted for a greater number of persons than the number of nominees named. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 2004 or 2005 annual meeting, as the case may be.

The Board of Directors recommends a vote “FOR” the nominees for election to the Board of Directors for the term so specified.

Subject to a quorum, the affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of directors. Abstentions and broker non-votes have no effect on determination of plurality except to the extent that they affect the total votes received by any particular candidate.

It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election of the nominees. The Board of Directors expects that the nominees will be available for election but, in the event that any nominees are not so available, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, in the event no such designation is made by the Board, proxies will be voted for a lesser number of nominees.

The information below and the section entitled “Security Ownership of Certain Beneficial Owners and Management” provide certain information about each nominee based on data submitted by such persons, including the principal occupation of such person for at least the last five years and any public company directorships held by such person:

Name (Age)	Business Experience During Past 5 Years and Other Information	Year First Elected Director

Nominees for Class II Directors to Serve for a Three-Year Term Expiring in 2006
James R. Daniel, 63	Mr. Daniel has been a Vice Chairman of the Company since November 1997. From 1994 to 1997, he was President, Chief Executive Officer and Chairman of the Board of Directors of Bank One Oklahoma Corporation. He also served in various executive offices at Friendly Bank, Oklahoma City, Oklahoma from 1964 to 1972, and as its President and Chief Executive Officer from 1972 to 1994. Mr. Daniel is Chairman of Integris Health, Inc., a not-for-profit corporation that owns and operates numerous hospitals and other healthcare facilities in Oklahoma.	1998

Robert A. Gregory, 67	Mr. Gregory has been a Vice Chairman of the Company since July 1995, and was Chief Credit Officer of the Bank from July 1995 to April 2002. He was a Regional Executive of the Bank and also President of BancFirst Oklahoma City from 1989 to June 1995. He was Executive Vice President of Liberty National Bank & Trust Company of Oklahoma City from 1979 to March 1989.	1995

T. H. McCasland, Jr., 69	Since 1982, Mr. McCasland has served in various executive offices of Mack Energy Co., a privately-held oil and gas exploration company; he currently serves such company as Chief Executive Officer. Until October 1998, Mr. McCasland was a director of AmQuest Financial Corp. Mr. McCasland presently serves as President and Chairman of the Board of Investors Trust Company, an Oklahoma-chartered trust company.	1998

Paul B. Odom, Jr., 74	Since 1950, Mr. Odom has been involved in commercial and residential land development and property management through P. B. Odom Enterprises, Inc. He has served on the Board of Directors of Stockyards Bank, Friendly Bank and Central Bank, all located in Oklahoma City, Oklahoma, as well as Bank One of Oklahoma City and its holding company, Bank One Oklahoma Corporation.	1998

H. E. Rainbolt, 74	Mr. Rainbolt has been Chairman of the Board of Directors of the Company since July 1984 and was its President and Chief Executive Officer from July 1984 to December 1991. Since January 1996, Mr. Rainbolt has served as a director of Sonic Corp., a publicly-held franchiser of fast-food restaurants. H. E. Rainbolt is the father of David E. Rainbolt. Since 1997, Mr. Rainbolt has also been a partner of Intersouth Partners IV, a privately-owned venture capital fund.	1984

Continuing Class III Directors-Terms Expiring in 2004

Marion C. Bauman, 60	Mr. Bauman has been engaged in the practice of law since 1977 and since 1998 has been a partner of Craig & Bauman, a law firm located in Norman, Oklahoma which specializes in banking and tax matters. From time to time Mr. Bauman and/or the law firms with which he has been affiliated have performed legal services for the Company.	1998

William H. Crawford, 65	Mr. Crawford was Chairman and Chief Executive Officer of First Southwest Corporation from 1970 to 2000. He has also been a director of First of Grandfield Corporation since 1992. Mr. Crawford was Vice Chairman of BankSouth Corporation From 1975 to 1998 and Vice Chairman of FCB Financial Corporation from 1984 to 1997.	2000

K. Gordon Greer, 66	Mr. Greer has been a Vice Chairman of the Company since May 1997, and a director and Vice Chairman of the Bank since December 1996. He was Chairman and Chief Executive Officer of Bank IV, N.A. of Wichita, Kansas from 1989 to 1996. He was Chairman of First National Bank of Tulsa, Oklahoma from 1984 to 1989, and President of Liberty National Bank & Trust Company of Oklahoma City from 1976 to 1984. Mr. Greer currently is Chairman of the Executive Committee of the Board of Directors.	1997

William O. Johnstone, 55

Mr. Johnstone is the Chief Executive Officer of Council Oak Partners, LLC, the Company’s merchant banking subsidiary. He has been a Vice Chairman of the Company since May 1996 and has been a director and Vice Chairman of the Bank since March 1996. From 1985 until March 1996, Mr. Johnstone served as President and Chairman of the Board of Directors of City Bankshares, Inc. and its subsidiary, City Bank, Oklahoma City, Oklahoma. From 1996 to 2001, he served as Chairman and Chief Executive Officer of C-Teq, Inc., a privately-held corporation that provided data processing services to financial institutions.

		1996

Melvin Moran, 72	Mr. Moran has been involved in the oil and gas industry for over 40 years and, since 1982, has been managing partner of Moran-K Oil. Since 1980 he has also been a managing partner of Moran Oil Enterprises. Both Moran-K Oil and Moran Oil Enterprises are privately-held oil and gas production companies.	1984

David E. Rainbolt, 47	Mr. Rainbolt has been President and Chief Executive Officer of the Company since January 1992 and was Executive Vice President and Chief Financial Officer of the Company from July 1984 to December 1991.	1984
Continuing Class I Directors-Terms Expiring in 2005

Dennis L. Brand, 55	Mr. Brand has been Executive Vice President, Community Banking, and a Member of the Executive Committee since 1999. Prior to that time, he was Regional Executive and President of BancFirst Shawnee beginning in 1992.	2000

C. L. Craig, Jr., 58	Mr. Craig served as Chairman of the Board of Directors of Lawton Security Bancshares, Inc. from 1983 until May 1998, when Lawton Security Bancshares, Inc. was merged with and into the Company.	1998

John C. Hugon, 48	Since 1991, Mr. Hugon has served as President and director of Parkview Management Co., L.L.C., a privately-owned real estate management and investment company and, since 1985, he has served as a director of Investors Trust Company, an Oklahoma-chartered trust company. From 1986 to 1998, he was a director of AmQuest Financial Corp., and served as President of AmQuest from 1986 to 1991.	1998

J. Ralph McCalmont, 67	Mr. McCalmont was a Vice Chairman of the Company from 1984 to 2000. He was Chairman of The First National Bank, Guthrie, Oklahoma from February 1974 to April 1989.	1984

Ronald J. Norick, 61	Mr. Norick is the Controlling Manager of Norick Investment Company, LLC, a family financial management company. He was the Mayor of Oklahoma City from April 1987 to April 1998. He was also President of Norick Brothers, Inc. from 1981 to 1992. Mr. Norick has formerly served as a director of two Oklahoma City banks, including City Bank, which was acquired by the Company in March 1996.	2002

David E. Ragland, 60	Mr. Ragland has been President and Chief Executive Officer of Duncan Equipment Company, an industrial supply and equipment company, since 1967, and has been a director of that company since 1981. He was also a director of AmQuest Financial Corp. from 1985 to 1998.	2000

Joe T. Shockley, Jr., 51	Mr. Shockley has been Executive Vice President and Chief Financial Officer of the Company since March 1996. From 1991 until 1996, Mr. Shockley served as Chief Financial Officer and President, Tulsa Region, of Boatmen’s First National Bank of Oklahoma.	1996

Executive Officers

The executive officers of the Company (including certain executive officers of the Bank), other than those listed above as directors or nominees for directors, are listed in the table below. Each officer serves a term of office of one year or until the election and qualification of his successor.

Name	Age	Officer Since	Position

E. Wayne Cardwell	62	1984	Regional Executive, BancFirst

Scott Copeland	38	1992	Executive Vice President and Chief Information Officer, BancFirst, and Member of the Administrative Committee

Roy C. Ferguso	56	1992	Regional Executive, BancFirst, and Member of the Senior Credit Committee

Randy P. Foraker	47	1987	Senior Vice President and Controller, Treasurer and Assistant Secretary

D. B. Green	57	1995	Regional Executive, BancFirst

D. Jay Hannah	47	1994	Executive Vice President of Financial Services, BancFirst, and Member of the Administrative Committee

Karen James	47	1984	Regional Executive, BancFirst

Dennis Murphy	49	1989	Executive Vice President, Internal Audit, and Member of the Administrative Committee

Robert M. Neville	47	1986	Senior Vice President, Investments

Dale E. Petersen	52	1984	Executive Vice President of Asset Quality, BancFirst, and Member of the Administrative Committee

J. Michael Rogers	59	1986	Senior Vice President, Human Resources

Darryl Schmidt	41	2002	Executive Vice President, Chief Credit Officer, BancFirst, and Member of the Administrative Committee

Board of Directors and Committees

The Board of Directors met 12 times during 2002. No director attended fewer than 75% of all meetings of the Board of Directors and committees on which they served.

The Board of Directors has standing an Audit Committee, an Executive Committee and a Compensation Committee. The Bank’s Board of Directors has standing an Administrative Committee, which also reports to the Board of Directors of the Company.

The Audit Committee of the Company also serves as the Audit Committee of the Bank. The Audit Committee is responsible for conducting an annual examination of the Company and for ensuring that adequate internal controls and procedures are maintained. An independent accountant is engaged to conduct the annual examination and the Audit Committee meets with the independent accountant to discuss the scope and results of the examination. Additionally, the Internal Auditor of the Bank reports to the Audit Committee. During 2002, the Audit Committee was composed of Marion C. Bauman (Chairman), C. L. Craig, Jr., John C. Hugon and Paul B. Odom, Jr., and met nine times.

The Executive Committee has the authority to exercise all the powers of the Board of Directors during the intervals between full Board meetings, except the power to amend the Bylaws. Members of the Executive Committee in 2002 were Dennis L. Brand, James R. Daniel, K. Gordon Greer (Chairman), Robert A. Gregory, David E. Rainbolt and H. E. Rainbolt. The Executive Committee met 22 times during 2002.

The Administrative Committee, which is a management committee of the Bank comprised of certain of its executive officers (four of whom are also directors of the Company), advises and assists the Board of Directors in all matters concerning the management of the Company’s business. During 2002, the members of the Administrative Committee were Dennis L. Brand, Scott Copeland, James R. Daniel, D. Jay Hannah, Dennis Murphy, Dale E. Peterson, David E. Rainbolt (Chairman), Darryl Schmidt, and Joe T. Shockley, Jr. The Administrative Committee met 11 times during 2002.

The Compensation Committee of the Company determines the compensation of the Chairman of the Board and the Chief Executive Officer, and reviews the propriety of the compensation of the other members of the Executive Committee. During 2002, the Compensation Committee was composed of J. R. Hutchens, Melvin Moran and H. E. Rainbolt (Chairman). The Compensation Committee met once during 2002, although it operated on an informal basis throughout the year through discussions and actions at regular Board meetings and through conversations with management and the other directors.

The Board of Directors as a whole administers the BancFirst Corporation Stock Option Plan (the “Stock Option Plan”) and the Non-Employee Directors’ Stock Option Plan (the “Directors’ Stock Option Plan”).

A report from the Compensation Committee and the Board of Directors is presented under “Compensation of Directors and Executive Officers–Report of the Compensation Committee and the Chief Executive Officer on Executive Compensation.”

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors and certain officers of the Company to file reports with the Commission reflecting transactions by such persons in the Company’s Common Stock. During and with respect to 2002, to the knowledge of the Company or based on information provided by such persons to the Company, all officers, directors and beneficial owners of more than 10% of the Common Stock of the Company subject to such filing requirements fully complied with such requirements, with the exception of the following: Form 4s were filed 27 days late reporting stock options granted to D. Jay Hannah, Dale E. Petersen and Darryl Schmidt, who are all executive officers of the Company.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information with respect to annual and other compensation paid or awarded to the Company’s Chief Executive Officer and its four most highly compensated executive officers (including certain executive officers of the Bank) other than the Chief Executive Officer (each, a “Named Executive Officer” and collectively, the “Named Executive Officers”), for or with respect to the fiscal years ended December 31, 2002, 2001 and 2000.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus		Securities Underlying Options	All Other(1) Compensation
David E. Rainbolt President and Chief Executive Officer	2002 2001 2000	$205,000 205,000 190,000		$41,000 15,375 38,000	— — —	$13,500 11,900 12,750
Dennis L. Brand Executive Vice President, Community Banking	2002 2001 2000	$190,000 190,000 175,000		$38,000 32,375 32,000	— — —	$14,000 11,900 12,750
James R. Daniel Vice Chairman, Metropolitan Banking	2002 2001 2000	$223,000 223,000 220,000		$44,600 11,150 44,000	— — —	$8,000 6,800 7,650
Robert A. Gregory Vice Chairman	2002 2001 2000	$200,000 200,000 191,000		$40,000 40,000 38,200	— — —	$14,000 11,900 12,750
William O. Johnstone Vice Chairman	2002 2001 2000	$200,000 200,000 —	$	— — —	— — —	$14,000 7,000 —

(1)	Consists of contributions by the Company to the ESOP for the benefit of the Named Executive Officer.

Option Grants

No stock options were granted during the year ended December 31, 2002 to the Named Executive Officers.

Fiscal Year End Option Values

The following table sets forth certain information regarding outstanding options granted under the Stock Option Plan and the Directors’ Stock Option Plan held by the Named Executive Officers on December 31, 2002. For the purposes of this table, the “value” of an option is the difference between the market value at December 31, 2002 of the shares of Common Stock subject to the option and the aggregate exercise price of such option.

During 2002, no outstanding options were repriced by the Company.

			Number of Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002 (2)
Name	Option Exercises	Value Received(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
David E. Rainbolt	—	$—	—	—	$—	$—
Dennis L. Brand	—	—	10,000	12,500	281,875	200,625
James R. Daniel	—	—	15,000	15,000	211,875	211,875
Robert A. Gregory	10,000	294,600	—	—	—	—
William O. Johnstone	—	—	3,750	1,250	45,000	15,000

(1)	Value received is the difference between the fair market value at the repurchase date and the aggregate exercise price of the repurchased option.
(2)	Based on the December 31, 2002 closing price of the Company’s Common Stock of $47.00.

Compensation of Directors

Each member of the Board of Directors receives a fee of $500 per quarter. Non-employee directors are granted 5,000 options under the Directors’ Stock Option Plan at the time they are first elected as a director.

Compensation Committee Interlocks and Insider Participation

During 2002, the Compensation Committee shared responsibility with the Board of Directors for the development and implementation of the Company’s executive compensation policies. The Board of Directors delegated to the Chief Executive Officer the responsibility for determining the compensation of all executive officers. The Compensation Committee determined the compensation of the Chairman of the Board and the Chief Executive Officer, and reviewed and approved the compensation for the other members of the Executive Committee as determined by the Chief Executive Officer. During 2002, the Executive Committee was composed of Dennis L. Brand, James R. Daniel, K. Gordon Greer (Chairman), Robert A. Gregory, David E. Rainbolt and H. E. Rainbolt, all of whom are directors and executive officers of the Company. During such period, the Compensation Committee was composed of J. R. Hutchens, Jr. and Melvin Moran, neither of whom are officers or employees of the Company or its subsidiaries, and H. E. Rainbolt, Chairman of the Board of Directors of the Company.

Report of the Compensation Committee and the Chief Executive Officer on Executive Compensation

The report of the Compensation Committee and the Chief Executive Officer appearing below and the information herein under “Company Performance” shall not be deemed “soliciting material” or to be “filed” with the Commission or subject to the Commission’s proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Act or the Exchange Act.

To our Stockholders:

The Compensation Committee of the board of Directors has responsibility for determining the compensation of the Chairman of the Board and the Chief Executive Officer, and for reviewing and approving the compensation of the other members of the Executive Committee as determined by the Chief Executive Officer. During 2002 the Compensation Committee was comprised of J. R. Hutchens, Jr., Melvin Moran and H. E. Rainbolt (Chairman). Messrs. Hutchens and Moran are nonemployee directors of the Company. The compensation of all other executive officers is determined by the Chief Executive Officer pursuant to authority delegated to them by the Board of Directors, and in consultation with the budget review committee, together with appropriate supervisory personnel.

General Executive Compensation Policies

The executive compensation policy of the Company is to provide a compensation program that will attract, motivate and retain the high-caliber executives necessary to achieve the Company’s business strategies, while at the same time ensuring that an appropriate relationship exists between executive compensation and the creation of stockholder values. The Compensation Committee and the Chief Executive Officer apply this philosophy in determining the compensation of the respective executive officers over whom such committee or officer have responsibility with respect to salary, bonuses and stock options.

Each compensation element supports the Company’s mission, values and culture. The compensation principles that link the individual elements into an integrated compensation strategy are as follows: (i) competitive compensation within industry and peer companies; (ii) individual compensation correlated with personal performance and stockholder value creation; and (iii) a compensation structure that directly aligns the executives with the interests and concerns of stockholders. Additionally, each executive officer’s level of responsibility is considered in setting executive compensation, meaning that the Company generally pays greater compensation to persons having higher levels of responsibility.

The Company’s executive officers are paid base salaries that the Compensation Committee or the Chief Executive Officer have determined to be fair for their assigned responsibilities in comparison with similar positions in other public companies in the banking industry. The Compensation Committee and the Chief Executive Officer periodically use surveys to assist them in establishing the base salaries of the executives over which such committee or officer have responsibility for setting compensation. The Compensation Committee and the Chief Executive Officer make these comparisons in an effort to determine whether the Company’s executive compensation is reasonable and remains competitive enough to allow the Company to retain skilled executives. The Compensation Committee and the Chief Executive Officer believe that the compensation paid to the Company’s executive officers is in the median range of compensation of executive officers of companies to which these comparisons are made. In addition to making such comparisons and considering levels of responsibility, the Compensation Committee and the Chief Executive Officer consider individual performance and the Company’s performance in terms of stock price, earnings and cash flow. However, the determination of base salaries is not strictly tied to performance criteria, and, in determining base salary levels, the Compensation Committee and the Chief Executive Officer believe that they afford approximately equal weight to each of the factors described herein.

The Company’s executive officers, including the Chief Executive Officer, participate in an Incentive Bonus Program. Bonus amounts earned are based on the attainment of budgeted earnings and asset quality goals, and can be in amounts of up to 20% of the executive officer’s base salary, depending upon an objective review of the degree of attainment of such goals, as well as both an objective and subjective review of the respective executive officer’s contribution thereto. Individual goals in each case are established by the Compensation Committee or the Chief Executive Officer, as appropriate.

The Company’s executive officers also are eligible to participate in the BancFirst Corporation Stock Option Plan. Stock options provide executives the opportunity to acquire an equity interest in the Company and to share in the appreciation of the stock’s value, thereby aligning their interests with those of the stockholders. The Plan currently is administered by the Board of Directors. In determining option grants, the Board does not take into account the amount and value of options currently held, and the Company does not have a target ownership level of equity holdings by its executives. During 2002, stock options for 88,500 shares were granted to employees of the Company, at varying exercise prices equal to the fair market value of the Common Stock on the date of grant. No stock options were granted to any of the Named Executive Officers in 2002.

Compensation of the Chief Executive Officer

The Chief Executive Officer’s compensation is determined by the Compensation Committee. The Compensation Committee believes that the compensation paid to David E. Rainbolt, the Company’s President and Chief Executive Officer, is in the median range of compensation of the chief executive officers of companies to which the comparisons are made. For 2002, the base salary of the Chief Executive Officer was set at $205,000, the same as his 2001 base salary. Mr. Rainbolt also received a bonus of $41,000 for 2002, compared to a bonus of $15,375 for 2001. In making decisions regarding Chief Executive Officer compensation, the Compensation Committee took into account results of operations of the Company, conditions in the banking industry as a whole and Mr. Rainbolt’s contributions to the Company.

The Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1 million. This was not applicable to the Company for the fiscal year ended December 31, 2002. However, the Compensation Committee and the Board of Directors intend to monitor executive compensation levels and adopt policies, as necessary, to obtain maximum deductibility of executive compensation while providing motivational and competitive performance-based compensation. The Compensation Committee and the Board of Directors will continue to monitor the tax regulations to determine if any executive compensation program changes are necessary.

This report is respectfully submitted by the members of the Compensation Committee and the Chief Executive Officer:

Compensation Committee:	Chief Executive Officer:
J. R. Hutchens, Jr.	David E. Rainbolt
Melvin Moran
H. E. Rainbolt (Chairman)

Company Performance

Presented below is a line graph which compares the percentage change in the cumulative total return on the Company’s Common Stock to the cumulative total return of the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Bank Stock Index, both as compiled by the University of Chicago Center for Research in Security Price (“CRSP”). The period presented is from January 1, 1997 through December 31, 2002. The graph assumes an investment on January 1, 1997 of $100 in the Company’s Common Stock and in each index, and that any dividends were reinvested. The values presented for each quarter during the period represent the cumulative market values of the respective investments.

TRANSACTIONS WITH MANAGEMENT

BancFirst has made loans in the ordinary course of business to certain directors and executive officers of the Company and to certain affiliates of these directors and executive officers. None of these loans outstanding are classified as nonaccrual, past due, restructured or potential problem loans. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Marion C. Bauman, a director of the Company, is an attorney specializing in banking and tax matters. From time to time Mr. Bauman has performed legal services for the Company. During 2002, the dollar amount of any such services provided by Mr. Bauman was not material to the Company.

The Company owns 75% of Century Life Assurance Company (“Century Life”), a life insurance company. The other 25% of Century Life is owned by Pickard Limited Partnership, a family partnership owned by H. E. Rainbolt, Chairman of the Board, David E. Rainbolt, President and Chief Executive Officer, and other members of the Rainbolt family. The Company sells credit life, credit accident and health, and ordinary life insurance policies issued by Century Life, and retains 40% of the commissions for such sales, which is the maximum amount permitted by law. The net income of Century Life for the year ended December 31, 2002 was $400,000.

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

(PROPOSAL NO. 2)

Ernst & Young LLP (“Ernst & Young”) was the Company’s independent accountants for fiscal year 2002 and at the recommendation of the Audit Committee of the Board has been selected by the Board of Directors as the Company’s independent accountants for the fiscal year ending December 31, 2003. Representatives of Ernst & Young are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

The Audit Committee reviews audit services and, if applicable, non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of any non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. No non-audit services were performed by Ernst & Young during 2002, and Ernst & Young has advised the Company that they are independent accountants with respect to the Company, within the meaning of standards established by the American Institute of Certified Public Accountants, the Independence Standards Board and federal securities laws administered by the Securities and Exchange Commission.

Additional information concerning the Audit Committee and its activities with Ernst & Young can be found in the following sections of this proxy statement: “Board of Directors and Committees” and “Report of the Audit Committee.”

Fees Paid to Ernst & Young

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal year 2002.

Audit Fees	$87,000
Financial Information Systems Design and Implementation Fees	—
All Other Fees	—

Total	$87,000

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young as independent accountants for the ensuing year.

REPORT OF THE AUDIT COMMITTEE

The following report is for the Audit Committee’s activities regarding oversight of the Company’s financial reporting and auditing process for fiscal year 2002.

The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market. The Board of Directors has adopted, and annually reviews, an audit committee charter. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent accountants, nor can the Audit Committee certify that the independent accountants are “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent accountants on the basis of the information it receives, discussions with management and the auditors, and the experience of the Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of the Company’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent accountants may be retained to perform non-audit services. The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent accountants.The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls. Management’s and independent accountants’ presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees the Company’s internal compliance programs.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the independent accountants represented that its presentations to the Audit Committee included the matters required to be discussed with the independent accountants by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.”

The Company’s independent accountants also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent accountants that firm’s independence.

Following the Audit Committee’s discussions with management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2002.

    Audit Committee:

Marion C. Bauman (Chairman)	John C. Hugon
C. L. Craig, Jr.	Paul B. Odom, Jr.

ANNUAL REPORT

The Company’s Annual Report to Stockholders for the year ended December 31, 2002 accompanies this Proxy Statement. No parts of the Annual Report are incorporated by reference into this Proxy Statement and the Annual Report is not deemed to be a part of the proxy soliciting material.

The Company files reports with the Securities and Exchange Commission (the “SEC”), including an annual report on Form 10-K. The Company does not make these reports available on its Internet website because it does not use the Internet for investor relations purposes. The Company’s annual report on Form 10-K for the year ended December 31, 2002 (other than the exhibits thereto) is available upon written request without charge. Such requests should be directed to: Randy Foraker, Senior Vice President and Controller, BancFirst Corporation, 101 North Broadway, Oklahoma City, Oklahoma 73102. The public may read and copy any materials that the Company files with the SEC at the Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by call 1-800-732-0330. In addition, since the Company is an electronic filer, the reports that the Company files electronically with the SEC may be obtained at the SEC’s website at http://www.sec.gov.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders will be considered by the Board of Directors if the written proposal, complying with the requirements established by the Commission, is received at the Company’s principal executive offices at 101 North Broadway, Oklahoma City, Oklahoma 73102, no later than December 22, 2003.

OTHER MATTERS

The management of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, it is the intent of the persons named in the proxy to vote all proxies with respect to such matter in accordance with the recommendations of the Board of Directors.

BANCFIRST CORPORATION

PROXY/VOTING INSTRUCTION CARD

Oklahoma City, Oklahoma

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 22, 2003.

The undersigned hereby appoints David E. Rainbolt and Randy P. Foraker as Proxies, each with the power to appoint his substitute and each with full power to act without the other, and hereby authorizes them to represent and vote all shares of Common Stock of the undersigned of BancFirst Corporation (“Company”), an Oklahoma corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the BancFirst Corporation headquarters, Second Floor, 101 N. Broadway (the corner of Main Street and Broadway), Oklahoma City, Oklahoma 73102, on Thursday, May 22, 2003, at 9:00 a.m., and at any and all adjournments thereof as follows:

1. ELECTION OF DIRECTORS

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Class II: James R. Daniel, Robert A. Gregory, T. H. McCasland, Jr., Paul B. Odom, Jr., H. E. Rainbolt

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage paid envelope.

Change of Address and/or Comments:

(If you have written in the above space, please mark the “Comments” box on the reverse of this card.)

(Continued and to be signed and dated on reverse side)

P  R  O  X  Y

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

2. RATIFICATION OF ACCOUNTANTS

☐ FOR ratification of Ernst & Young as independent accountants	☐ AGAINST ratification of Ernst & Young as independent accountants	☐ ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy also provides voting instructions for shares of Common Stock held in the BancFirst Corporation Employee Stock Ownership and Thrift Plan.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on May 22, 2003, and the Proxy Statement furnished therewith.

The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

☐  Change of Address and Comments on Reverse Side

SIGNATURE(S)	DATE

Please date, sign exactly as name appears herein, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.

P  R  O  X  Y